Exhibit 10.1

EMPLOYMENT AGREEMENT

This document serves as an Employment Agreement (the “Agreement”) made this first day of March 2011 between Ms. HO Lai Lai Anita (Ms. Ho) and the Dragon Bright Mintai Botanical Technology (Cayman) Limited. (the “Company”) with reference to the following facts:

RECITALS

A.
The group includes the listing vehicle, Dragon Bright Mintai Botanical Technology (Cayman) Limited; holding company, Dragon Bright Mintai Botanical Technology Company Limited; operating company, Hong Kong Dragon Holdings Limited.

B.	Ms. HO be appointed as the Chief Executive Officer (CEO) of the group.

C.	This employment agreement supersedes the following professional services agreement:

(1)	with Dragon Bright Mintai Botanical Technology Company Limited dated January 1, 2011.

(2)	with Hong Kong Dragon Holdings Limited dated October 1, 2010.

NOW Therefore, in consideration of the foregoing recitals and terms, conditions, and covenants contained herein, it is hereby agreed as follows:

DESCRIPTION AND SCOPE OF WORK OF CEO

1.	Assure that the organization has a long-range strategy which achieves its mission, and toward which it makes consistent and timely progress

2.	Maintain official records and documents, and ensure compliance with federal, state and local regulations.

3.	Maintain a working knowledge of significant developments and trends in the field.

4.	Publicize the activities of the organization, its programs and goals.

5.	Represent the programs and point of view of the organization to agencies, organizations, and the general public.

6.	Be responsible for the recruitment, employment, and release of all personnel, both paid staff and volunteers.

7.	Be responsible for developing and maintaining sound financial practices.

AGREEMENT

1.              Term

(a)
This Agreement shall remain in effect until December 31, 2011, commencing on the date first written above, unless sooner terminated as hereinafter provided, or unless extended by agreement of the parties. CEO shall devote her entire working time, attention, labor, skill and energies to the business of the Company, and shall not, without the consent of the Company, be actively engaged in any other business activity, whether or not such business activity is pursued for gain, profit or other pecuniary advantage. Provided this agreement terminates before its expiration, all salaries and other consideration to this agreement will be prorated to the date of termination.

(b)	This Agreement may be terminated by either party, with or without cause, upon thirty (30) days prior written notice to the other.

2.              Compensation and reimbursement

In  consideration of  the  services  to  be  provided  by  Consultant  to  the  Company  hereunder,  the Company shall pay a total amount of HKD$90,000 for the terms of this agreement. The company shall pay RMB$10,000.00 per month, stating March 31, 2011, for services rendered on or before 7th day of each month. The Company will accommodate Consultant’s request to arrange, at Company’s expense, for all of Consultant’s travel and accommodations in connection with such meetings if they occur outside the Hong Kong area.

3.              Indemnification

Notwithstanding any other term of this Agreement, the Company agrees to indemnify and hold free and harmless Consultant from and against all manners of claims, loss, damage and liability that may arise from or by reason of any defects of or harm caused by any services to the Company based on the Agreement.

Signed by Company:	Signed by:

/S/ Stanley ANG	/S/ HO Lai Lai Anita

Mr. Stanley ANG	Ms. HO Lai Lai Anita